Exhibit 99.1

INVESTCORP ACQUIRES AMERICAN TIRE DISTRIBUTORS FROM CHARLESBANK CAPITAL PARTNERS

NEW YORK, FEBRUARY 8, 2005 — Investcorp, a global investment group, today announced that it has reached a definitive agreement under which it will purchase American Tire Distributors, Inc. (ATD) from its majority shareholder Charlesbank Capital Partners, LLC, a private equity firm making middle-market investments in U.S. companies.  The transaction is anticipated to close in late March.

Charlotte, NC-based American Tire Distributors is the leading national distributor of tires to the replacement tire market in the United States and serves as an important link between tire manufacturers and more than 40,000 independent tire dealers.  It operates more than 70 distribution centers servicing all or parts of 35 states.  ATD, the largest, and only national, distributor in a highly fragmented market, is the only tire distributor that carries all four major replacement tire brands: Michelin, Goodyear, Bridgestone and Continental.  In addition to its distribution of tires, ATD is a significant independent distributor of aftermarket wheels, accessories and automotive service equipment.   .

Steven Puccinelli, a Managing Director of Investcorp, said: “American Tire Distributors holds a strong position in a fragmented, but growing replacement tire distribution market.  We look forward to partnering with Dick Johnson and his team to capture the growth opportunities that are available to the company and, just as importantly, to help its independent tire dealer customers grow their businesses.”

“We thank Charlesbank for the support they have provided the company, and welcome Investcorp as our new partner,” said Richard P. Johnson, Chairman and CEO of American Tire Distributors, Inc.  “This transaction changes nothing in ATD’s strategic direction – the growth of our dealers’ businesses remains central to our success and growth.  We aim to continue to improve our capabilities in distribution and customer service to achieve this basic strategic goal, and look forward to benefiting from Investcorp’s deep experience along the way.”

Banc of America Securities LLC served as ATD’s exclusive financial advisor.

About Charlesbank Capital Partners

Charlesbank Capital Partners, LLC is a Boston-based middle-market private equity firm with more than $1 billion of capital under management. Charlesbank seeks to partner with strong management teams to build companies with real competitive advantages and excellent prospects for growth.  For more information about the firm, visit www.charlesbank.com.

About Investcorp

Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment.  It was established in 1982 and has since completed transactions with a total acquisition value of more than $25 billion.  The firm now manages total investments in alternative assets of approximately $8.6 billion.  In the United States, Investcorp and its clients currently own corporate investments that include Associated Materials, Thomson Media, Aero Products International, PlayPower and EnviroSolutions.  In Europe, Investcorp and its clients currently own corporate investments that include APCOA AG, Hilding Anders, Minimax and Helly Hansen.  Further information is available at www.investcorp.com.

About American Tire Distributors

ATD is a wholesale distributor of replacement tires for cars and light-duty trucks, serving as an important link between tire manufacturers and more than 40,000 independent tire dealers.  Founded in 1935, the company today operates more than 70 distribution centers servicing all or parts of 35 states.  It has pursued an acquisition-based growth strategy to become the largest wholesale tire distributor in the United States.  In 2002, the company’s name was changed from Heafner Tire Group, Inc. to American Tire Distributors, Inc. to reflect the company’s national footprint and focus on distribution.

Contact:	For Investcorp
Todd Fogarty
Kekst and Company
212-521-4854